                                                                    EXHIBIT 4.15



                            PATENT SECURITY AGREEMENT


         WHEREAS, TIDEL ENGINEERING, L.P., a Delaware limited partnership ("Grantor"), owns the patents, patent registrations, and patent applications listed on Schedule 1 annexed hereto, and is a party to, or has been assigned the rights by the party to, the patent licenses listed on Schedule 1 annexed hereto; and

         WHEREAS, Grantor, Chase Bank of Texas, N.A., a national banking association ("Grantee"), and Tidel Technologies, Inc., a Delaware corporation, are parties to that certain Credit Agreement dated as of the date hereof (as heretofore or hereafter amended, modified and in effect from time to time, the "Loan Agreement"), providing for extensions of credit to be made by Grantee to Grantor; and

         WHEREAS, pursuant to the terms of the Security Agreement (as defined in the Loan Agreement), Grantor has granted to Grantee a security interest in all of the assets of Grantor including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired patents and patent applications, and all products and proceeds thereof, to secure the payment of all amounts owing by Grantor under the Loan Agreement including, without limitation, all the Obligations (as defined in the Loan Agreement);

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to Grantee a continuing security interest in all of Grantor's right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the "Patent Collateral"), whether presently existing or hereafter created or acquired:

                  (1) each patent, patent registration and patent application, including, without limitation, the patents, patent registrations (together with any reissues, continuations or extensions thereof) and patent applications referred to in
                  Schedule 1 annexed hereto;

                  (2) each patent license, including, without limitation, each patent license listed on Schedule 1 annexed hereto; and

                  (3) all products and proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any patent or patent registration including, without limitation, the patents and patent registrations referred to in Schedule 1 annexed hereto, the patent registrations issued with respect to the patent applications referred in Schedule 1 and the patents licensed under any patent license.

This security interest is granted in conjunction with the security interests granted to Grantee pursuant to the Loan Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Grantee with respect to the security interest in the Patent Collateral made and granted hereby are



PATENT SECURITY AGREEMENT - Page 1
more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

         This Patent Security Agreement is given in renewal, amendment, replacement, and restatement in its entirety (but not in novation, extinguishment or satisfaction) of that certain Patent Security Agreement dated June 12, 1997, executed by Tidel Engineering, Inc., for the benefit of Grantee, successor-in-interest to Texas Commerce Bank National Association (the "Prior Agreement"). To the extent of any conflict between the terms of this Patent Security Agreement and the terms of the Prior Agreement, the terms of this Patent Security Agreement shall control.

         IN WITNESS WHEREOF, Grantor has caused this Patent Security Agreement to be duly executed by its duly authorized officer thereunto as of the 1st day of April, 1999.

                               GRANTOR:

                               TIDEL ENGINEERING, L.P.,
                               a Delaware limited partnership

                               By: Tidel Cash Systems, Inc., its general partner


                                   By:
                                      ------------------------------------------
                                      Mark K. Levenick, President and Chief
                                         Executive Officer

Acknowledged, agreed and accepted as
of the date hereof:

GRANTEE:

CHASE BANK OF TEXAS, N.A.



By:
   -----------------------------------
   Joanne Bramanti,
   Vice President




PATENT SECURITY AGREEMENT - Page 2

                                 ACKNOWLEDGMENT


STATE OF TEXAS     )
                   )       ss.
COUNTY OF DALLAS   )

         On the _____ day of _______, 1999 before me personally appeared Mark K. Levenick, to me personally known or proved to me on the basis of satisfactory evidence to be the person described in and who executed the foregoing instrument as the President and Chief Executive Officer of Tidel Cash Systems, Inc., the general partner of Tidel Engineering, L.P., who being by me duly sworn, did depose and say that he is the President and Chief Executive Officer of Tidel Cash Systems, Inc., the corporation which executed the foregoing instrument; that he signed the said instrument on behalf of said corporation and limited partnership; and that he acknowledged said instrument to be the free act and deed of said corporation.


                                        ----------------------------------------
                                                     Notary Public

         [Seal]

My commission expires:

----------------------------------------



PATENT SECURITY AGREEMENT - Page 3

                                   SCHEDULE 1
                                    TO PATENT
                               SECURITY AGREEMENT


                              PATENT REGISTRATIONS


    PATENT NO.       ISSUE DATE           TITLE                                              PATENT EXPIRES
    ----------       ----------           -----                                              --------------

1.   4,877,235        10/31/89      Currency Sorter and Storage Device                       July 14, 2008

2.   5,095,748        3/17/92       Sonic Tank Monitoring System                             March 17, 2010

3.   5,220,157        6/15/93       Scrip Controlled Cash Dispensing System                  September 24, 2011

4.   5,340,967        8/23/94       Method for Storing and Dispensing Cash                   September 24, 2011

5.   5,508,500        4/16/96       Method for Storing and Dispensing Cash                   September 24, 2011


                                 FOREIGN PATENTS

    PATENT NO.       ISSUE DATE           TITLE                                              PATENT EXPIRES
    ----------       ----------           -----                                              --------------

1.   180049           11/9/95       Mexican counterpart to No. 2 above                       August 5, 2011
                                                                                             (Annuities paid
                                                                                             through 11/9/00)



                               PATENT APPLICATIONS

                                      NONE


                                 PATENT LICENSES

                                      NONE

Schedule 1-1